Filed under Rule 433
File No. 333-203578

Final Term Sheet

Pinnacle West Capital Corporation

$300,000,000 2.25% Senior Notes due 2020

November 28, 2017

Issuer:	Pinnacle West Capital Corporation

Expected Ratings:	A3 / BBB+ / A- (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	November 28, 2017

Settlement Date:	November 30, 2017 (T+2)

Security:	2.25% Senior Notes due 2020

Principal Amount:	$300,000,000

Interest Payment Dates:	May 30 and November 30, commencing May 30, 2018

Maturity Date:	November 30, 2020

Interest Rate:	2.25%

Benchmark Treasury:	1.750% due November 15, 2020

Benchmark Treasury Price / Yield:	99-23+ / 1.842%

Spread to Benchmark Treasury:	+43 basis points

Yield to Maturity:	2.272%

Public Offering Price:	99.937% per note

Optional Redemption:	Make-whole call at Treasury rate plus 10 basis points

CUSIP/ISIN:	723484AG6 / US723484AG61

Joint Book-Running Managers:	Barclays Capital Inc.
Mizuho Securities USA LLC
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Pinnacle West Capital Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Pinnacle West Capital Corporation has filed with the SEC for more complete information about Pinnacle West Capital Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Pinnacle West Capital Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Mizuho Securities USA LLC toll-free at (866) 271-7403, SunTrust Robinson Humphrey, Inc. toll-free at (800) 685-4786 and Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.